EXHIBIT 10.33

CITIZENS FINANCIAL GROUP, INC.

NON-EMPLOYEE DIRECTORS COMPENSATION POLICY

Effective as of             , 2014

The Board of Directors (the “Board”) of Citizens Financial Group, Inc. (the “Company”) has approved this director compensation policy (the “Policy”), which establishes compensation to be paid to each Non-Employee Director (as defined in the Citizens Financial Group, Inc. 2014 Non-Employee Directors Compensation Plan (the “Plan”)), effective as of the Company’s initial public offering of common stock, par value $0.01 per share (“Common Stock”), as an inducement to obtain and retain the services of persons qualified to serve as members of the Board. Capitalized terms used but not defined in this policy will have the meanings set forth in the Plan.

This policy is subject to annual review and approval by the Compensation Committee of the Board (the “Committee”) to confirm continued alignment between the compensation of the Company’s Non-Employee Directors, the Company’s business and its shareholders’ interests, and to ensure that the Company’s director compensation program is competitive with those of its peers. During the course of its review, the Committee may consider the annual retainer, lead director and committee chair retainers, meeting fees and other benefits offered to Non-Employee Directors and payable under this Policy. The Committee may amend, revise, suspend, discontinue or terminate this Policy at any time.

The elements of compensation for the Company’s Non-Employee Directors below are expressed as annual amounts.

Cash Retainers and Meeting Fees

Cash Retainers

Board Retainer	$75,000
Lead Director Retainer	$20,000
Audit Committee Chair Retainer	$15,000
Other Committee Chair Retainer (per committee)	$10,000

The cash retainers are payable in equal installments semi-annually, as soon as practicable after January 1 and July 1 of each calendar year (each such date, a “Payment Date”).

Meeting Fees

Any Non-Employee Director who attends more than six meetings of any committee of the Board per calendar year will receive an additional cash meeting fee of $1,500 for each such additional meeting that such Non-Employee Director attends (regardless of whether attended in person or by telephone). Such additional cash meeting fees will be payable as soon as practicable following each such qualifying meeting.

Equity Retainers

Initial Public Offering Equity Grants

Any Non-Employee Director who is serving on the Board at the time of the Company’s initial public offering (“IPO”) will receive on the closing date of such IPO an equity award, with the number of shares of Common Stock covered by such award determined by dividing (i) the product of $75,000 and a fraction, the numerator of which is the number of days between the date of the Company’s IPO and May 5, 2015, and the denominator of which is 365, by (ii) the IPO price. Each IPO award will vest 100% on the earlier of the first anniversary of the grant date or the date of the Company’s annual general meeting of stockholders, subject to the terms and conditions of the Plan and applicable award agreement thereunder.

Annual Equity Grants

On the date of each annual general meeting of stockholders of the Company, each Non-Employee Director who at such meeting is elected to serve on the Board or whose term is scheduled to continue at least through the date of the next such meeting of stockholders will receive under and subject to the Plan (and any applicable award agreement thereunder) an annual award of RSUs. The number of shares of Common Stock covered by the annual award will be determined by dividing $75,000 by the Fair Market Value of a share of Common Stock on the grant date. Each annual award will vest 100% on the first anniversary of the grant date, subject to the terms and conditions of the Plan and applicable award agreement thereunder.

Any Non-Employee Director who commences service on the Board on a date other than the date of the Company’s annual general meeting of stockholders will receive on such start date a pro-rated annual award, with the number of shares of Common Stock covered by such award determined by dividing (i) the product of $75,000 and a fraction, the numerator of which is 365 minus the number of days that have elapsed between the date of such meeting and such start date, and the denominator of which is 365, by (ii) the Fair Market Value of a share of Common Stock on the start date.

Other Director Benefits

•	Charitable Matching Gift Program. The Company will match each Non-Employee Director’s contributions to qualifying charities up to an aggregate limit of $5,000 per year.

•	Expenses Relating to Board Service. The Company will reimburse each Non-Employee Director for reasonable expenses incurred by such Non-Employee Director in connection with his or her Board service, including travel, lodging and meals, subject to the Company’s requirements for reporting and documentation of such expenses.

Deferred Compensation Plan

Subject to and under the terms and conditions of the Company’s Director Deferred Compensation Plan, Non-Employee Directors may defer up to 100% of their cash retainers and meeting fees. Such deferred amounts will be paid in cash following the termination of the Non-Employee Director’s service on the Board, either in a lump sum or a series of installments, as elected by the Non-Employee Director under the Company’s Director Deferred Compensation Plan.

Stock Ownership Guidelines

Non-Employee Directors will be subject to stock ownership guidelines, as they may be in effect from time to time.